UNISOURCE ENERGY CORPORATION
EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                        Years Ended December 31,
                                        1999       1998       1997
                                       ------     ------     ------
                                         - Thousands of Dollars -
                                          (except per share data)
Basic Earnings Per Share:
Numerator: Income Before
  Extraordinary Item                  $56,510    $28,032    $83,572
Denominator:
  Average Shares of Common Stock -
    Outstanding                        32,321     32,177     32,138
                                       ------     ------    -------
Basic Earnings Per Share Before
  Extraordinary Item                  $  1.75    $  0.87    $  2.60
                                       ======     ======    =======

Diluted Earnings Per Share:
Numerator: Income Before
  Extraordinary Item                  $56,510    $28,032    $83,572
Denominator:
  Average Shares of Common Stock -
    Outstanding                        32,321     32,177     32,138
  Effect of Dilutive Securities:
    Warrants                                -         79         53
    Options and Stock Issuable under
      Employee Benefit Plans              257         90         87
                                       ------     ------    -------
  Total Shares                         32,578     32,346     32,278
                                       ------     ------    -------
Diluted Earnings Per Share Before
    Extraordinary Item                $  1.74    $  0.87    $  2.59
                                       ======     ======    =======

     Options to purchase 1,115,000 shares of common stock at $12.28 to $18.13 per share were outstanding at the end of the year 1999 but were not included in the computation of diluted EPS because the options' exercise price was greater than the average market price of the common shares.

      4.6 million of the 6.1 million warrants outstanding are exercisable into TEP common stock. See Note 12. However, the dilutive effect is the same as it would be if the warrants were exercisable into UniSource Energy Common Stock.